Exhibit 2.1     Stock Purchase Agreement Between the Company and Webexpress Co. Ltd., a Shareholder of
    ChinaNet Comunications Limited, dated August 1, 2000

STOCK PURCHASE AGREEMENT

Entered into this August 1, 2000, between ASIA SUPERNET CORPORATION, a Colorado corporation (“ASUP”) AND WEBEXPRESS CO. LTD., SHAREHOLDER of CHINANET COMMUNICATIONS LIMITED (“Shareholder”).

WITNESSETH:

Whereas Shareholder owns shares of common stock of ChinaNet Communications, Ltd., a Hong Kong corporation (the “Company”); and

Whereas ASUP desires to acquire such shares from the Shareholder, and the Shareholder desires to sell the same to the ASUP upon the terms and conditions hereinafter set forth.

Whereas ASUP has agreed to rescind a prior agreement with the Shareholders dated May 25, 2000, and both parties have agreed to waive their respective rights and obligations under that contract.

Now, therefore, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Purchase and Sale.

The Shareholder shall sell their respective shares in the Company to the ASUP, and the ASUP shall purchase the same from the Shareholder. The Shareholder is the sole owner of the legal and beneficial interests in 35 shares of the Company. ASUP shall not be obligated to purchase any shares of common stock of the Company unless all the shares shall be delivered to it on the Closing Date, in accordance with the provisions of this agreement and in proper form for transfer.

2. Purchase price.

The purchase price will be determined by, and is hereby subject to, third party appraisal, but will not be higher than fifteen million U.S. Dollars ($15,000,000 USD). As consideration for the shares of the Company, ASUP will issue restricted shares of ASUP to the Shareholder, at three U.S. Dollars ($3.00 USD) apiece.

3. Closing date.

The closing of the transactions provided for in this agreement shall be held as ASUP may designate, upon a date, which in no event shall be later than September 1, 2000.

4. Representations and warranties of Shareholder of ChinaNet Communications, Ltd.

Shareholder represents and warrants to ASUP that:

         a) Shares. At the Closing Date, Shareholders will have full and valid title to the shares to be delivered by him, and there will be no existing impediment to the sale and transfer of such shares to ASUP. Upon delivery the shares shall be free and clear of all liens, charges, security interests1 and encumbrances whatsoever. The shares will be legally issued, fully paid, and nonassessable.

         b) Shareholder capacity. Shareholder has full right, power, legal capacity, and authority to enter into this agreement and to sell and deliver to the ASUP the shares to be so sold and delivered by him hereunder.

5. Indemnification.

The Shareholder shall indemnify ASUP and the Company and hold each of them harmless from any and all loss, liability, and expense, including attorneys’ fees, resulting from or arising out of the operations of the Company, or upon taxes levied, imposed, or assessed by any governmental authority, with respect to the income operations of the Company for all periods prior to May 1, 2000. The Shareholder shall be granted full power and authority to take any and all action with respect to the proceedings, including the right to settle, compromise, and dispose of such proceedings in the name of the Company.

6. Representations and warranties of ASUP.

ASUP represents and warrants to the Shareholder that:

         a) Corporate status. ASUP is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Colorado.

         b) Authorization. The execution and delivery of this agreement by ASUP has been duly authorized by proper corporate action, and on the Closing Date ASUP will have all necessary corporate power and authority to consummate the transactions provided herein.

7. Operation during interim period.

From the date hereof to the Closing Date, unless ASUP may have given its consent thereto in writing, Shareholder will not cause the Company to:

         a) Liabilities. Incur any obligation or liability, absolute or contingent, other than current liabilities incurred in the ordinary and usual course of its business.

         b) Debts and loans. Incur any indebtedness for borrowed money; make any loans or advances to any individual, firm, or corporation, or assume, guarantee, endorse, or otherwise become liable for the obligations of any other individual, firm, or corporation.

         c) Dividends and stock. Declare or pay any dividends on its capital stock, or otherwise acquire for value any of its outstanding capital stock, or issue, sell, or contract to sell any equity or debt securities.

         d) Assets. Subject any of its properties or assets to any mortgage, pledge, security interest, or lien, except encumbrances of the character heretofore incurred in the ordinary and usual course of its business; sell or transfer any or its properties; or use any of its assets or properties except for proper corporate purposes.

         e) Business. Make any investment of a capital nature, enter into any long-term contracts or commitments, or modify, amend, or terminate any existing agreement except in the ordinary and usual course of its business.

8. Corporate Name.

ASUP shall have to the right to change its corporate name to ChinaNet Communications, Inc., do business under that mark, and utilize all lawful rights of that mark. Shareholder will transfer, or execute, all documents necessary to provide ASUP with the legal right to the corporate name, and trademark, of “ChinaNet Communications”. The mark “Asia SuperNet” shall be given to Fai Chan, and its use, in any form, is subject to approval by Fai Chan.

9. Binding effect.

This agreement shall inure to the benefit of and be binding upon ASUP and the Shareholder and their respective heirs, executors, administrators, successors, and assigns.

10. Survival, Limited Recourse.

All representations and warranties shall survive the closing of the transactions hereunder, provided, however, that the liability of Shareholder arising out of or in connection with the breach of covenants, warranties, or representations made herein shall be limited to the amount of consideration which such Shareholder shall receive hereunder.

11. Notice.

Any notice, report, or demand required or permitted by any provision of this agreement shall be deemed to have been sufficiently given for all purposes if it is sent by registered mail, postage prepaid, addressed as follows: If to the Shareholder, to:

or to any other address as shall be designated from time to time by the Shareholder.

         If to ASUP, to:

         1700 Lincoln Street, 32nd Floor
         Denver, CO 80203, USA

12. Counterparts.

This agreement may be executed in any number of counterparts, each of which shall be an original, but all such counterparts shall constitute one and the same instrument.

13. Governing Law.

This agreement shall be governed by the laws of the State of Colorado,

In witness whereof the parties have executed this agreement, the day and year first above written.

ASIA SUPERNET CORPORATION                    WEBEXPRESS CO. LTD.

/s/  Fai Chan                                /s/
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Fai Chan
                                             Title:
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